EXHIBIT 99.1

Eagle Bancorp, Inc. Announces Record Earnings With Third Quarter 2012 Net Income Up 49%

BETHESDA, Md., Oct. 22, 2012 (GLOBE NEWSWIRE) -- Eagle Bancorp, Inc. (the "Company") (Nasdaq:EGBN), the parent company of EagleBank, today announced record quarterly net income of $9.7 million for the quarter ended September 30, 2012, a 49% increase over the $6.5 million net income for the quarter ended September 30, 2011. Net income available to common shareholders increased 51% to $9.5 million ($0.45 per basic common share and $0.44 per diluted common share), as compared to $6.3 million ($0.32 per basic common share and $0.31 per diluted common share) for the same three month period in 2011. These quarterly earnings represent the fifteenth consecutive quarter of increasing net income.

For the nine months ended September 30, 2012, the Company's net income was $25.1 million, a 44% increase over the $17.4 million for the nine months ended September 30, 2011. Net income available to common shareholders increased 54% to $24.7 million ($1.20 per basic common share and $1.17 per diluted common share), as compared to $16.0 million ($0.81 per basic common share and $0.79 per diluted common share) for the same nine month period in 2011.

"We are very pleased to report another quarter of record earnings, highlighted by strong and consistent financial performance, substantially higher total revenue from both net interest income and noninterest income, stable and favorable asset quality trends and substantial capital growth" noted Ronald D. Paul, Chairman and Chief Executive Officer of Eagle Bancorp, Inc. Mr. Paul added "for the third quarter of 2012, the Company continued its trend of producing balanced growth in its average loans and deposits, expanding an already strong net interest margin, and produced enhanced levels of noninterest revenue from higher levels of residential mortgage refinancing activity. The Company also continued its trend of improving performance for the Efficiency Ratio, Return on Average Assets and Return on Average Equity. For the third quarter of 2012, average loan balances grew 4% as compared to the second quarter of 2012, while average deposit balances were 5% higher. The net interest margin expanded to 4.44% for the third quarter of 2012, up 5 basis points from the second quarter of 2012, due primarily to lower funding costs. Total revenue was $38.2 million for the quarter, 8% higher than the second quarter of 2012 and 32% higher than the same quarter one year ago."

Mr. Paul added "sales of common stock under the "at the market" offering (commenced in May 2012) were substantial during the third quarter and together with favorable earnings, have provided good growth in our capital position. Through September 30, 2012, net proceeds from the sale of common stock in the Company's offering amounted to $28.8 million. The shares were sold at a weighted average price of $16.88 per share. Additionally, operating expenses continued to be well managed in the quarter, contributing to a lower efficiency ratio of 50.07%. Annualized net credit losses for the third quarter of 2012 were 0.36% of average loans, and nonperforming assets were stable at 1.25% of total assets at September 30, 2012. We believe our financial results continue to demonstrate a balanced approach to the Company's performance. Finally, we are proud to see that the recently published FDIC annual deposit survey (based on June 30, 2012 deposits), placed EagleBank as having the largest market share of any locally based community bank in the Washington, D.C. metropolitan area."

As reported one year ago, in mid September 2011, EagleBank became the escrow depository for approximately $620 million of noninterest bearing deposits resulting from a very large class action lawsuit settlement (the "settlement deposit"). While the impact of these funds was substantial in the third quarter of 2011, we do not believe their impact was material in the third quarter of 2012. For this reason, and to allow for appropriate comparisons, we make various parenthetical comments in this earnings press release, in order to compute the relevant non-GAAP ratios on a basis which excludes this large and unusual short-term transaction.

At September 30, 2012, total assets were $2.98 billion, compared to $2.83 billion at December 31, 2011, a 5% increase. As compared to September 30, 2011, total assets at September 30, 2012 decreased by $244 million, an 8% decrease. Excluding the effect of the settlement deposit, total assets increased $376 million, a 14% increase. Total loans (excluding loans held for sale) were $2.40 billion at September 30, 2012 compared to $2.06 billion at December 31, 2011, a 17% increase. As compared to September 30, 2011, total loans at September 30, 2012 increased by $368 million, an 18% increase. Total deposits were $2.51 billion at September 30, 2012, compared to deposits of $2.39 billion at December 31, 2011, a 5% increase. As compared to September 30, 2011, total deposits at September 30, 2012 decreased by $232 million, a 9% decrease. Excluding the effect of the settlement deposit, total deposits increased $388 million, an 18% increase. Loans held for sale amounted to $171.2 million at September 30, 2012 as compared to $176.8 million at December 31, 2011 and $107.9 million at September 30, 2011. The investment portfolio totaled $296.4 million at September 30, 2012, a 6% decrease from the $313.8 million balance at December 31, 2011. As compared to September 30, 2011, the investment portfolio at September 30, 2012 increased by $4.0 million, a 1% increase. Total borrowed funds (excluding customer repurchase agreements) were stable at $49.3 million at September 30, 2012, December 31, 2011 and September 30, 2011.

Total shareholders' equity increased to $324.4 million at September 30, 2012, compared to $266.7 million and $258.5 million at December 31, 2011 and September 30, 2011, respectively. The Company's capital position remains substantially in excess of regulatory requirements for well capitalized status, with a total risk based capital ratio of 12.21% at September 30, 2012, as compared to a total risk based capital ratio of 12.11% at September 30, 2011. Strong earnings over the twelve months ended September 30, 2012, together with progress to date on the "at the market" capital raise and issuances upon the exercise of options and rights under our employee stock plans, have enabled the Company to increase regulatory capital ratios, while continuing substantial balance sheet growth. In addition, the tangible common equity ratio (tangible common equity to tangible assets) increased to 8.88% at September 30, 2012, from 7.29% at December 31, 2011 and 6.15% (7.62% excluding the effect of the settlement deposit) at September 30, 2011.

At September 30, 2012, the Company's nonperforming assets amounted to $37.3 million, representing 1.25% of total assets, compared to $36.0 million of nonperforming assets, or 1.27% of total assets at December 31, 2011 and $34.4 million of nonperforming assets, or 1.07% (1.32% excluding the effect of the settlement deposit) of total assets at September 30, 2011. Management remains attentive to early signs of deterioration in borrowers' financial conditions and to taking the appropriate action to mitigate risk. Furthermore, the Company is diligent in placing loans on nonaccrual status and believes, based on its loan portfolio risk analysis, that its allowance for loan losses, at 1.48% of total loans (excluding loans held for sale) at September 30, 2012, is adequate to absorb potential credit losses within the loan portfolio at that date. Included in nonperforming assets at September 30, 2012 were $4.9 million of other real estate owned ("OREO") as compared to $3.2 million at December 31, 2011 and $2.9 million at September 30, 2011.

Analysis of the three months ended September 30, 2012 compared to September 30, 2011

For the three months ended September 30, 2012, the Company reported an annualized return on average assets ("ROAA") of 1.27% as compared to 1.00% (1.04% excluding the effect of the settlement deposit) for the three months ended September 30, 2011. The annualized return on average common equity ("ROAE") for the quarter ended September 30, 2012 was 15.20%, as compared to 12.55% for the quarter ended September 30, 2011. The higher ROAA and ROAE ratios for the third quarter of 2012 as compared to 2011 are due to an expanded net interest margin and higher noninterest income.

Net interest income increased 31% for the three months ended September 30, 2012 over the same period in 2011, resulting from a combination of strong average balance sheet growth and net interest margin expansion, as the mix of earning assets shifted to higher yield assets and the cost of funds for the third quarter of 2012, as compared to the same quarter in 2011, declined more than the yield on earning assets. As compared to the third quarter of 2011, average earning assets increased by 18% for the third quarter of 2012. For the three months ended September 30, 2012, the net interest margin was 4.44% as compared to 4.39% for the three months ended June 30, 2012 and 3.98% (4.15% excluding the effect of the settlement deposit) for the three months ended September 30, 2011. The Company's net interest margin remains very favorable compared to peers.

The provision for credit losses was $3.6 million for the three months ended September 30, 2012 as compared to $2.9 million for the three months ended September 30, 2011. At September 30, 2012 the allowance for credit losses represented 1.48% of loans outstanding, as compared to 1.44% and 1.41% at December 31, 2011 and September 30, 2011, respectively. The allowance for credit losses represented 110% of nonperforming loans at September 30, 2012, as compared to 90% at December 31, 2011 and 91% at September 30, 2011. The higher provisioning in the third quarter of 2012, as compared to the third quarter of 2011, is due to a higher allowance allocation for selected loan categories and higher net charge-offs. Net charge-offs of $2.1 million in the third quarter of 2012 represented 0.36% of average loans, excluding loans held for sale, as compared to $1.8 million or 0.36% of average loans, excluding loans held for sale, in the third quarter of 2011. Net charge-offs in the third quarter of 2012 were primarily attributable to charge-offs of construction loans ($1.5 million), owner occupied real estate ($350 thousand), home equity and consumer loans ($208 thousand), and the unguaranteed portion of SBA loans ($46 thousand).

Noninterest income for the three months ended September 30, 2012 increased to $4.9 million from $3.5 million for the three months ended September 30, 2011, a 38% increase. This increase was due primarily to an increase of $2.0 million in gains on sales of residential mortgage loans in the third quarter of 2012 as compared to the third quarter of 2011, due to substantially higher volumes of residential mortgage refinancing activity. Additionally, service charges on deposit accounts increased $108 thousand in the third quarter of 2012 as compared to the third quarter of 2011, a 12% increase due substantially to growth in the number of accounts. Investment securities gains were $464 thousand for the third quarter of 2012, as compared to investment gains of $854 thousand for the third quarter of 2011. Effectively offsetting investment gains in the third quarter of 2012 was a $529 thousand loss on the early extinguishment of debt due to restructuring of Federal Home Loan Bank advances. Excluding investment securities gains or losses and the loss on the early extinguishment of debt, total noninterest income was $4.9 million for the third quarter of 2012, as compared to $2.7 million for the third quarter of 2011, an increase of 85%.

The efficiency ratio, which measures the ratio of noninterest expense to total revenue, was 50.07% for the third quarter of 2012, as compared to 54.43% for the third quarter of 2011. Noninterest expenses were $19.1 million for the three months ended September 30, 2012, as compared to $15.7 million for the three months ended September 30, 2011, a 22% increase. Cost increases for salaries and benefits were $1.5 million, primarily due to merit and benefit cost increases, increases in incentive pay, and staffing increases primarily as a result of growth in residential lending, as well as additional commercial lending and branch personnel. Premises and equipment expenses were $623 thousand higher, due primarily to the cost of a new branch office, a new commercial lending office, two new residential lending offices and normal increases in leasing costs. Legal, accounting and professional fees increased by $342 thousand for the quarter ended September 30, 2012 compared to the same period in 2011. Other expenses increased by $222 thousand for the quarter ended September 30, 2012 compared to the same period in 2011.

Analysis of the nine months ended September 30, 2012 compared to September 30, 2011

For the nine months ended September 30, 2012, the Company reported an ROAA of 1.15% as compared to 1.00% (1.01% excluding the effect of the settlement deposit) for the nine months of 2011, while the ROAE was 14.21% in 2012, as compared to 11.10% for the same nine month period in 2011. The increase in these ratios was due to an expanded net interest margin, higher noninterest income and improved operating efficiency.

A lower dividend rate on preferred stock accounted for a significant amount of the increase in earnings available to common shareholders for the nine months ended September 30, 2012 as compared to the same period in 2011.

For the first nine months of 2012, net interest income increased 31% over the same period for 2011. This increase was attributed to both an increase in average earning assets of 26% and an increase in the net interest margin to 4.32% for the nine months of 2012, as compared to 4.15% (4.21% excluding the effect of the settlement deposit) for the nine months of 2011. The Company has been able to maintain its loan portfolio yields in 2012 close to 2011 levels due to loan pricing practices, has had a sharp increase in the mix of average loans held for sale which has benefited earning asset yields and has seen a reduction in its funding costs while maintaining a favorable deposit mix.

The provision for credit losses was $12.1 million for the first nine months of 2012 as compared to $8.2 million in 2011. The higher provisioning in 2012 as compared to 2011 is attributable to higher allowance allocations for selected loan categories and higher net charge-offs in the first nine months of 2012 compared to 2011. For the nine months ended September 30, 2012, net charge-offs totaled $6.1 million (0.37% of average loans) compared to $4.4 million (0.32% of average loans) for the nine months ended September 30, 2011. Net charge-offs in the nine months ended September 30, 2012 were primarily attributable to charge-offs of construction loans ($2.1 million), commercial and industrial loans ($1.6 million), commercial real estate loans ($1.2 million), home equity and consumer loans ($775 thousand), owner occupied real estate ($350 thousand) and the unguaranteed portion of SBA loans ($137 thousand).

Noninterest income for the first nine months of 2012 was $15.3 million compared to $9.6 million in 2011, an increase of 59%. This increase was due primarily to a $6.1 million increase in gains realized on the sale of residential loans. Service charges on deposit accounts increased $601 thousand in 2012 as compared to 2011, a 26% increase. Other noninterest income increased by $287 thousand primarily due to other loan income and ATM fees. Investment securities gains were $765 thousand for the first nine months in 2012 as compared to $1.4 million for the same period in 2011. A $529 thousand loss on the early extinguishment of debt was recorded due to restructuring of a Federal Home Loan Bank advance. Excluding investment securities gains and the loss on the early extinguishment of debt, total noninterest income was $15.1 million for the nine months of 2012 as compared to $8.2 million for 2011, an 84% increase.

Noninterest expenses were $56.2 million for the first nine months of 2012, as compared to $45.0 million for 2011, a 25% increase. Cost increases for salaries and benefits were $7.2 million primarily due to merit increases, incentive compensation and benefits increases, and to staffing increases primarily as a result of growth in residential lending, commercial lending and branch personnel. Premises and equipment expenses were $1.6 million higher due primarily to the cost of a new branch office, a new commercial lending office, two new residential lending offices and normal increases in leasing costs. Data processing costs increased by $796 thousand due to system enhancements and expanded customer transaction costs. FDIC insurance premiums were $75 thousand lower due to FDIC premium rate declines which took effect on April 1, 2011. Other expenses increased for the first nine months of 2012 versus 2011 by $1.2 million. For the first nine months of 2012, the efficiency ratio improved to 52.00% as compared to 55.92% for the same period in 2011.

At September 30, 2012, the Company had a total risk based capital ratio of 12.21%, a Tier 1 risk based capital ratio of 10.73%, and a Tier 1 leverage ratio of 10.36%, all measures substantially above the regulatory requirements for well capitalized status.

The financial information which follows provides more detail on the Company's financial performance for the nine and three months ended September 30, 2012 as compared to the nine and three months ended September 30, 2011, as well as providing eight quarters of trend data. Persons wishing additional information should refer to the Company's Form 10-K for the year ended December 31, 2011 and other reports filed with the Securities and Exchange Commission (the "SEC").

About Eagle Bancorp: The Company is the holding company for EagleBank which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and operates through seventeen full service branch offices, located in Montgomery County, Maryland; Washington, D.C.; and Arlington and Fairfax Counties, Virginia. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace.

The Eagle Bancorp, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6101

Conference Call: Eagle Bancorp will host a conference call to discuss the third quarter 2012 financial results on Tuesday October 23, 2012 at 10:00 a.m. eastern daylight time. The public is invited to listen to this conference call by dialing 1.877.303.6220, conference ID Code is 38239760, or by accessing the call on the Company's website, www.eaglebankcorp.com. A replay of the conference call will be available on the Company's website through November 6, 2012.

Forward-looking Statements: This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as "may," "will," "anticipates," "believes," "expects," "plans," "estimates," "potential," "continue," "should," and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company's market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company's Annual Report on Form 10-K for the year ended December 31, 2011 and in other periodic and current reports filed with the SEC. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company's past results are not necessarily indicative of future performance.

Eagle Bancorp, Inc.
Consolidated Financial Highlights (Unaudited)
(dollars in thousands, except per share data)
	Nine Months Ended September 30,		Three Months Ended September 30,
	2012	2011	2012	2011
Income Statements:
Total interest income	$ 103,779	$ 86,033	$ 36,636	$ 30,741
Total interest expense	10,987	15,257	3,328	5,365
Net interest income	92,792	70,776	33,308	25,376
Provision for credit losses	12,051	8,218	3,638	2,887
Net interest income after provision for credit losses	80,741	62,558	29,670	22,489
Noninterest income (before investment gains & extinguishment of debt)	15,068	8,192	4,916	2,657
Gain on sale of investment securities	765	1,445	464	854
Loss on early extinguishment of debt	(529)	--	(529)	--
Total noninterest income	15,304	9,637	4,851	3,511
Total noninterest expense	56,206	44,969	19,107	15,723
Income before income tax expense	39,839	27,226	15,414	10,277
Income tax expense	14,748	9,842	5,739	3,783
Net income	25,091	17,384	9,675	6,494
Preferred stock dividends and discount accretion	425	1,369	142	166
Net income available to common shareholders	$ 24,666	$ 16,015	$ 9,533	$ 6,328

Per Share Data:
Earnings per weighted average common share, basic	$ 1.20	$ 0.81	$ 0.45	$ 0.32
Earnings per weighted average common share, diluted	$ 1.17	$ 0.79	$ 0.44	$ 0.31
Weighted average common shares outstanding, basic	20,489,308	19,806,007	21,052,773	19,867,533
Weighted average common shares outstanding, diluted	21,014,480	20,258,446	21,606,005	20,281,294
Actual shares outstanding	22,040,006	19,890,597	22,040,006	19,890,597
Book value per common share at period end	$ 12.15	$ 10.15	$ 12.15	$ 10.15
Tangible book value per common share at period end (1)	$ 11.97	$ 9.94	$ 11.97	$ 9.94

Performance Ratios (annualized):
Return on average assets (3)	1.15%	1.00%	1.27%	1.00%
Return on average common equity (3)	14.21%	11.10%	15.20%	12.55%
Net interest margin (3)	4.32%	4.15%	4.44%	3.98%
Efficiency ratio (2)	52.00%	55.92%	50.07%	54.43%

Other Ratios:
Allowance for credit losses to total loans	1.48%	1.41%	1.48%	1.41%
Allowance for credit losses to total nonperforming loans	109.74%	90.98%	109.74%	90.98%
Nonperforming loans to total loans	1.35%	1.55%	1.35%	1.55%
Nonperforming assets to total assets (3)	1.25%	1.07%	1.25%	1.07%
Net charge-offs (annualized) to average loans	0.37%	0.32%	0.36%	0.36%
Common equity to total assets (3)	9.00%	6.27%	9.00%	6.27%
Tier 1 leverage ratio	10.36%	9.61%	10.36%	9.61%
Tier 1 risk based capital ratio	10.73%	10.49%	10.73%	10.49%
Total risk based capital ratio	12.21%	12.11%	12.21%	12.11%
Tangible common equity to tangible assets (1) (3)	8.88%	6.15%	8.88%	6.15%

Loan Balances - Period End (in thousands):
Commercial and Industrial	$ 534,133	$ 470,103	$ 534,133	$ 470,103
Commercial real estate - owner occupied	$ 306,148	$ 245,497	$ 306,148	$ 245,497
Commercial real estate - income producing	$ 942,769	$ 772,728	$ 942,769	$ 772,728
1-4 Family mortgage	$ 57,953	$ 37,662	$ 57,953	$ 37,662
Construction - commercial and residential	$ 437,954	$ 374,394	$ 437,954	$ 374,394
Construction - C&I (owner occupied)	$ 14,739	$ 31,035	$ 14,739	$ 31,035
Home equity	$ 98,930	$ 94,008	$ 98,930	$ 94,008
Other consumer	$ 5,043	$ 4,218	$ 5,043	$ 4,218

Average Balances (in thousands):
Total assets (3)	$ 2,914,217	$ 2,325,317	$ 3,022,584	$ 2,569,970
Total earning assets (3)	$ 2,869,459	$ 2,284,041	$ 2,977,950	$ 2,531,768
Total loans held for sale	$ 124,736	$ 24,809	$ 158,011	$ 35,320
Total loans	$ 2,226,837	$ 1,849,531	$ 2,346,046	$ 1,967,214
Total deposits (3)	$ 2,471,508	$ 1,931,813	$ 2,572,022	$ 2,124,274
Total borrowings	$ 145,563	$ 159,642	$ 132,955	$ 184,874
Total shareholders' equity	$ 288,411	$ 225,403	$ 306,072	$ 251,916

Use of Non-GAAP Financial Measures

The Company considers the following non-GAAP measurements useful for investors, regulators, management and others to evaluate capital adequacy and to compare against other financial institutions. The table below provides a reconciliation of these non-GAAP financial measures with financial measures defined by GAAP.

(1)   Tangible common equity to tangible assets (the "tangible common equity ratio") and tangible book value per common share are non-GAAP financial measures derived from GAAP-based amounts. The Company calculates the tangible common equity ratio by excluding the balance of intangible assets from common shareholders' equity and dividing by tangible assets. The Company calculates tangible book value per common share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which the Company calculates by dividing common shareholders' equity by common shares outstanding. The Company considers this information important to shareholders' as tangible equity is a measure that is consistent with the calculation of capital for bank regulatory purposes, which excludes intangible assets from the calculation of risk based ratios.

(2)   Computed by dividing noninterest expense by the sum of net interest income and noninterest income.

(3)   The reported GAAP figures below have been adjusted for the $620 million settlement deposit received in connection with a class action settlement September 13, 2011 and which was disbursed by year end 2011. In the interim, the deposit was invested in excess reserves at the Federal Reserve. As the magnitude of the deposit distorts the operational results of the Company, the GAAP reconciliation below and in the accompanying text certain performance ratios excluding the effect of this deposit. The settlement deposit resulted in approximately $72,000 of interest income and $30,000 of income, net of tax, during the three and nine months periods ended September 30, 2011. The Company considers this information important to enable shareholders and other interested parties to assess the core operational performance of the Company.

GAAP Reconciliation
(dollars in thousands except per share data)

	Nine Months Ended September 30, 2012 (Unaudited)	Twelve Months Ended December 31, 2011 (Unaudited)	Nine Months Ended September 30, 2011 (Unaudited)
Nonperforming assets	$ 37,346		$ 34,375
Total assets	2,976,188		3,219,746
Nonperforming assets to total assets	1.25%		1.07%
Total assets	$ 2,976,188		$ 3,219,746
Less: settlement deposit	--		(620,000)
Adjusted total assets	$ 2,976,188		$ 2,599,746
Nonperforming assets	$ 37,346		$ 34,375
Adjusted total assets	2,976,188		2,599,746
Nonperforming assets to total adjusted assets	1.25%		1.32%
Total deposits	$ 2,514,989		$ 2,747,349
Less: settlement deposit	--		(620,000)
Adjusted total deposits	$ 2,514,989		$ 2,127,349
Common shareholders' equity	$ 267,799	$ 210,111	$ 201,862
Less: Intangible assets	(3,895)	(4,145)	(4,154)
Tangible common equity	$ 263,904	$ 205,966	$ 197,708

Book value per common share	$ 12.15	$ 10.53	$ 10.15
Less: Intangible book value per common share	(0.18)	(0.21)	(0.21)
Tangible book value per common share	$ 11.97	$ 10.32	$ 9.94

Total assets	$ 2,976,188	$ 2,831,255	$ 3,219,746
Less: Intangible assets	(3,895)	(4,145)	(4,154)
Tangible assets	$ 2,972,293	$ 2,827,110	$ 3,215,592
Tangible common equity ratio	8.88%	7.29%	6.15%

Common shareholders' equity	$ 267,799		$ 201,862
Less: settlement deposit	--		(30)
Less: Intangible assets	(3,895)		(4,154)
Tangible common equity	$ 263,904		$ 197,678
Total assets	$ 2,976,188		$ 3,219,746
Less: settlement deposit	--		(620,000)
Less: Intangible assets	(3,895)		(4,154)
Adjusted tangible assets	$ 2,972,293		$ 2,595,592
Adjusted tangible common equity ratio	8.88%		7.62%

GAAP Reconciliation
(dollars in thousands except per share data)

	Three Months Ended September 30,
	2012			2011
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate

Total interest earning assets	$ 2,977,950	$ 36,636	4.89%	$ 2,531,768	$ 30,741	4.82%
Less: settlement deposit	--	--	--	(114,000)	(72)	-0.25%
Adjusted interest earning assets	$ 2,977,950	$ 36,636	4.89%	$ 2,417,768	$ 30,669	5.03%

Total interest bearing liabilities	$ 1,872,901	$ 3,328	0.71%	$ 1,718,118	$ 5,365	1.24%

Adjusted interest spread			4.18%			3.79%
Adjusted interest margin			4.44%			4.15%

	Nine Months Ended September 30,
	2012			2011
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate

Total interest earning assets	$ 2,869,459	$ 103,779	4.83%	$ 2,284,041	$ 86,033	5.04%
Less: settlement deposit	--	--	--	(38,000)	(72)	-0.25%
Adjusted interest earning assets	$ 2,869,459	$ 103,779	4.83%	$ 2,246,041	$ 85,961	5.12%

Total interest bearing liabilities	$ 1,860,092	$ 10,987	0.79%	$ 1,619,514	$ 15,257	1.26%

Adjusted interest spread			4.04%			3.86%
Adjusted interest margin			4.32%			4.21%

	Nine Months Ended September 30,		Three Months Ended September 30,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income	$ 25,091	$ 17,384	$ 9,675	$ 6,494
Less: settlement deposit	--	(30)	--	(30)
Adjusted net income	$ 25,091	$ 17,354	$ 9,675	$ 6,464

Average total assets	2,914,217	2,325,317	3,022,584	2,569,970
Less: settlement deposit	--	(38,000)	--	(114,000)
Adjusted average total assets	2,914,217	2,287,317	3,022,584	2,455,970

Adjusted return on average assets	1.15%	1.01%	1.27%	1.04%

Eagle Bancorp, Inc.
Consolidated Balance Sheets (Unaudited)
(dollars in thousands, except per share data)
	September 30, 2012	December 31, 2011	September 30, 2011
Assets
Cash and due from banks	$ 6,780	$ 5,374	$ 5,914
Federal funds sold	4,173	21,785	22,088
Interest bearing deposits with banks and other short-term investments	46,752	205,252	718,848
Investment securities available for sale, at fair value	296,363	313,811	292,257
Federal Reserve and Federal Home Loan Bank stock	12,031	10,242	9,430
Loans held for sale	171,241	176,826	107,907
Loans	2,397,669	2,056,256	2,029,645
Less allowance for credit losses	(35,582)	(29,653)	(28,599)
Loans, net	2,362,087	2,026,603	2,001,046
Premises and equipment, net	14,472	12,320	11,162
Deferred income taxes	16,413	14,673	14,091
Bank owned life insurance	14,036	13,743	13,643
Intangible assets, net	3,895	4,145	4,154
Other real estate owned	4,923	3,225	2,941
Other assets	23,022	23,256	16,265
Total Assets	$ 2,976,188	$ 2,831,255	$ 3,219,746

Liabilities and Shareholders' Equity
Liabilities
Deposits:
Noninterest bearing demand	$ 796,654	$ 688,506	$ 1,106,689
Interest bearing transaction	112,901	80,105	69,762
Savings and money market	1,180,894	1,068,370	986,585
Time, $100,000 or more	182,381	332,470	351,128
Other time	242,159	222,644	233,185
Total deposits	2,514,989	2,392,095	2,747,349
Customer repurchase agreements	75,368	103,362	147,671
Other short-term borrowings	10,000	--	--
Long-term borrowings	39,300	49,300	49,300
Other liabilities	12,132	19,787	16,964
Total liabilities	2,651,789	2,564,544	2,961,284

Shareholders' Equity
Preferred stock, par value $.01 per share, shares authorized 1,000,000, Series B, $1,000 per share liquidation preference, shares issued and outstanding 56,600 at September 30, 2012, December 31, 2011 and September 30, 2011	56,600	56,600	56,600
Common stock, par value $.01 per share; shares authorized 50,000,000, shares issued and outstanding 22,040,006, 19,952,844 and 19,890,957, respectively	217	197	197
Warrant	946	946	946
Additional paid in capital	164,522	132,670	131,946
Retained earnings	96,088	71,423	64,389
Accumulated other comprehensive income	6,026	4,875	4,384
Total Shareholders' Equity	324,399	266,711	258,462
Total Liabilities and Shareholders' Equity	$ 2,976,188	$ 2,831,255	$ 3,219,746

Eagle Bancorp, Inc.
Consolidated Statements of Operations (Unaudited)
(dollars in thousands, except per share data)

	Nine Months Ended September 30,		Three Months Ended September 30,
Interest Income	2012	2011	2012	2011
Interest and fees on loans	$ 98,161	$ 81,013	$ 34,805	$ 29,119
Interest and dividends on investment securities	5,279	4,754	1,735	1,469
Interest on balances with other banks and short-term investments	298	172	83	136
Interest on federal funds sold	41	94	13	17
Total interest income	103,779	86,033	36,636	30,741
Interest Expense
Interest on deposits	9,130	13,121	2,722	4,613
Interest on customer repurchase agreements	250	533	68	212
Interest on short-term borrowings	2	--	2	--
Interest on long-term borrowings	1,605	1,603	536	540
Total interest expense	10,987	15,257	3,328	5,365
Net Interest Income	92,792	70,776	33,308	25,376
Provision for Credit Losses	12,051	8,218	3,638	2,887
Net Interest Income After Provision For Credit Losses	80,741	62,558	29,670	22,489

Noninterest Income
Service charges on deposits	2,902	2,301	988	880
Gain on sale of loans	9,867	3,872	3,144	1,065
Gain on sale of investment securities	765	1,445	464	854
Loss on early extinguishment of debt	(529)	--	(529)	--
Increase in the cash surrender value of bank owned life insurance	294	301	100	100
Other income	2,005	1,718	684	612
Total noninterest income	15,304	9,637	4,851	3,511
Noninterest Expense
Salaries and employee benefits	31,520	24,335	10,807	9,263
Premises and equipment expenses	7,541	5,982	2,562	1,939
Marketing and advertising	1,340	1,215	497	234
Data processing	3,273	2,477	1,066	876
Legal, accounting and professional fees	3,315	2,870	1,073	731
FDIC insurance	1,553	1,628	485	285
Other expenses	7,664	6,462	2,617	2,395
Total noninterest expense	56,206	44,969	19,107	15,723
Income Before Income Tax Expense	39,839	27,226	15,414	10,277
Income Tax Expense	14,748	9,842	5,739	3,783
Net Income	25,091	17,384	9,675	6,494
Preferred Stock Dividends and Discount Accretion	425	1,369	142	166
Net Income Available to Common Shareholders	$ 24,666	$ 16,015	$ 9,533	$ 6,328

Earnings Per Common Share
Basic	$ 1.20	$ 0.81	$ 0.45	$ 0.32
Diluted	$ 1.17	$ 0.79	$ 0.44	$ 0.31

Eagle Bancorp, Inc.
Consolidated Average Balances, Interest Yields And Rates (unaudited)
(dollars in thousands)

	Three Months Ended September 30,
	2012			2011
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$ 137,265	$ 83	0.24%	$ 229,242	$ 136	0.24%
Loans held for sale (1)	158,011	1,403	3.55%	35,320	360	4.06%
Loans (1) (2)	2,346,046	33,402	5.66%	1,967,214	28,759	5.80%
Investment securities available for sale (2)	318,584	1,735	2.17%	275,213	1,469	2.12%
Federal funds sold	18,044	13	0.29%	24,779	17	0.27%
Total interest earning assets	2,977,950	36,636	4.89%	2,531,768	30,741	4.82%

Total noninterest earning assets	78,731			66,042
Less: allowance for credit losses	34,097			27,840
Total noninterest earning assets	44,634			38,202
TOTAL ASSETS	$ 3,022,584			$ 2,569,970

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$ 113,162	$ 64	0.22%	$ 62,610	$ 51	0.32%
Savings and money market	1,198,955	1,385	0.46%	874,433	2,429	1.10%
Time deposits	427,829	1,273	1.18%	596,201	2,133	1.42%
Total interest bearing deposits	1,739,946	2,722	0.62%	1,533,244	4,613	1.19%
Customer repurchase agreements	81,916	68	0.33%	135,574	212	0.62%
Other short-term borrowings	2,065	2	--	--	--	--
Long-term borrowings	48,974	536	4.28%	49,300	540	4.29%
Total interest bearing liabilities	1,872,901	3,328	0.71%	1,718,118	5,365	1.24%

Noninterest bearing liabilities:
Noninterest bearing demand	832,076			591,030
Other liabilities	11,535			8,906
Total noninterest bearing liabilities	843,611			599,936

Shareholders' equity	306,072			251,916
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 3,022,584			$ 2,569,970

Net interest income		$ 33,308			$ 25,376
Net interest spread			4.18%			3.58%
Net interest margin			4.44%			3.98%

(1) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $1.4 million and $1.1 million for the three months ended September 30, 2012 and 2011, respectively.
(2) Interest and fees on loans and investments exclude tax equivalent adjustments.

Eagle Bancorp, Inc.
Consolidated Average Balances, Interest Yields and Rates (Unaudited)
(dollars in thousands)

	Nine Months Ended September 30,
	2012			2011
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$ 161,840	$ 298	0.25%	$ 94,665	$ 172	0.24%
Loans held for sale (1)	124,736	3,345	3.58%	24,809	734	3.94%
Loans (1) (2)	2,226,837	94,816	5.69%	1,849,531	80,279	5.80%
Investment securities available for sale (2)	337,325	5,279	2.09%	255,044	4,754	2.49%
Federal funds sold	18,721	41	0.29%	59,992	94	0.21%
Total interest earning assets	2,869,459	103,779	4.83%	2,284,041	86,033	5.04%

Total noninterest earning assets	76,902			67,591
Less: allowance for credit losses	32,144			26,315
Total noninterest earning assets	44,758			41,276
TOTAL ASSETS	$ 2,914,217			$ 2,325,317

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$ 89,529	$ 195	0.29%	$ 61,908	$ 163	0.35%
Savings and money market	1,139,957	4,419	0.52%	815,678	6,404	1.05%
Time deposits	485,043	4,516	1.24%	582,286	6,554	1.50%
Total interest bearing deposits	1,714,529	9,130	0.71%	1,459,872	13,121	1.20%
Customer repurchase agreements	95,644	250	0.35%	110,313	533	0.65%
Other short-term borrowings	728	2	--	29	--	--
Long-term borrowings	49,191	1,605	4.29%	49,300	1,603	4.29%
Total interest bearing liabilities	1,860,092	10,987	0.79%	1,619,514	15,257	1.26%

Noninterest bearing liabilities:
Noninterest bearing demand	756,979			471,941
Other liabilities	8,735			8,459
Total noninterest bearing liabilities	765,714			480,400

Shareholders' equity	288,411			225,403
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 2,914,217			$ 2,325,317

Net interest income		$ 92,792			$ 70,776
Net interest spread			4.04%			3.78%
Net interest margin			4.32%			4.15%

(1) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $3.7 million and $3.1 million for the nine months ended September 30, 2012 and 2011, respectively.
(2) Interest and fees on loans and investments exclude tax equivalent adjustments.

Eagle Bancorp, Inc.
Statements of Income and Highlights Quarterly Trends (Unaudited)
(dollars in thousands, except per share data)
	Three Months Ended
Income Statements:	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010
Total interest income	$ 36,636	$ 34,575	$ 32,568	$ 33,091	$ 30,741	$ 28,996	$ 26,296	$ 26,040
Total interest expense	3,328	3,561	4,098	4,820	5,365	5,102	4,790	4,753
Net interest income	33,308	31,014	28,470	28,271	25,376	23,894	21,506	21,287
Provision for credit losses	3,638	4,443	3,970	2,765	2,887	3,215	2,116	3,556
Net interest income after provision for credit losses	29,670	26,571	24,500	25,506	22,489	20,679	19,390	17,731
Noninterest income (before investment gains & extinguishment of debt)	4,916	4,293	5,859	3,864	2,657	2,602	2,933	3,180
Gain on sale of investment securities	464	148	153	--	854	591	--	497
Loss on early extinguishment of debt	(529)	--	--	--	--	--	--	--
Total noninterest income	4,851	4,441	6,012	3,864	3,511	3,193	2,933	3,677
Salaries and employee benefits	10,807	10,289	10,424	10,183	9,263	7,761	7,311	7,318
Premises and equipment	2,562	2,469	2,510	2,389	1,939	2,052	1,991	1,735
Marketing and advertising	497	557	286	411	234	747	234	139
Other expenses	5,241	5,222	5,342	5,324	4,287	4,373	4,777	4,283
Total noninterest expense	19,107	18,537	18,562	18,307	15,723	14,933	14,313	13,475
Income before income tax expense	15,414	12,475	11,950	11,063	10,277	8,939	8,010	7,933
Income tax expense	5,739	4,692	4,317	3,889	3,783	3,185	2,874	2,879
Net income	9,675	7,783	7,633	7,174	6,494	5,754	5,136	5,054
Preferred stock dividends and discount accretion	142	142	141	142	166	883	320	328
Net income available to common shareholders	$ 9,533	$ 7,641	$ 7,492	$ 7,032	$ 6,328	$ 4,871	$ 4,816	$ 4,726

Per Share Data:
Earnings per weighted average common share, basic	$ 0.45	$ 0.38	$ 0.37	$ 0.35	$ 0.32	$ 0.25	$ 0.24	$ 0.24
Earnings per weighted average common share, diluted	$ 0.44	$ 0.37	$ 0.36	$ 0.35	$ 0.31	$ 0.24	$ 0.24	$ 0.23
Weighted average common shares outstanding, basic	21,052,773	20,297,996	20,110,948	19,919,434	19,867,533	20,050,894	19,716,814	19,683,052
Weighted average common shares outstanding, diluted	21,606,005	20,807,410	20,623,681	20,370,108	20,281,294	20,495,291	20,215,244	20,130,854
Actual shares outstanding	22,040,006	20,591,233	20,220,166	19,952,844	19,890,597	19,849,042	19,811,532	19,700,387
Book value per common share at period end	$ 12.15	$ 11.35	$ 10.85	$ 10.53	$ 10.15	$ 9.76	$ 9.46	$ 9.25

Performance Ratios (annualized):
Return on average assets	1.27%	1.08%	1.08%	0.91%	1.00%	1.01%	0.98%	0.96%
Return on average common equity	15.20%	13.52%	13.80%	13.40%	12.55%	10.16%	10.49%	10.21%
Net interest margin	4.44%	4.39%	4.11%	3.65%	3.98%	4.32%	4.23%	4.18%
Efficiency ratio (1)	50.07%	52.28%	53.83%	56.97%	54.43%	55.13%	58.57%	53.98%

Other Ratios:
Allowance for credit losses to total loans (2)	1.48%	1.47%	1.46%	1.44%	1.41%	1.41%	1.43%	1.48%
Nonperforming loans to total loans	1.35%	1.42%	1.68%	1.59%	1.55%	1.60%	1.85%	1.51%
Nonperforming assets to total assets	1.25%	1.26%	1.41%	1.27%	1.07%	1.47%	1.68%	1.53%
Net charge-offs (annualized) to average loans	0.36%	0.40%	0.34%	0.34%	0.36%	0.28%	0.30%	0.26%
Tier 1 leverage ratio	10.36%	9.65%	9.33%	8.21%	9.61%	9.07%	9.44%	9.32%
Tier 1 risk based capital ratio	10.73%	10.09%	10.08%	10.33%	10.49%	9.64%	10.03%	9.91%
Total risk based capital ratio	12.21%	11.60%	11.59%	11.84%	12.11%	11.33%	11.75%	11.64%

Average Balances (in thousands):
Total assets	$ 3,022,584	$ 2,888,188	$ 2,830,693	$ 3,111,952	$ 2,569,970	$ 2,278,329	$ 2,122,677	$ 2,079,392
Total earning assets	$ 2,977,950	$ 2,844,491	$ 2,784,747	$ 3,071,903	$ 2,531,768	$ 2,220,137	$ 2,063,557	$ 2,021,492
Total loans held for sale	$ 158,011	$ 95,734	$ 120,098	$ 177,116	$ 35,320	$ 19,419	$ 19,532	$ 74,210
Total loans	$ 2,346,046	$ 2,246,644	$ 2,086,511	$ 2,030,986	$ 1,967,214	$ 1,864,722	$ 1,713,854	$ 1,598,362
Total deposits	$ 2,572,022	$ 2,447,985	$ 2,393,413	$ 2,652,707	$ 2,124,274	$ 1,902,837	$ 1,764,373	$ 1,710,088
Total borrowings	$ 132,955	$ 150,644	$ 153,227	$ 183,632	$ 184,874	$ 153,108	$ 140,456	$ 154,950
Total stockholders' equity	$ 306,072	$ 284,040	$ 274,923	$ 264,833	$ 251,916	$ 214,926	$ 208,833	$ 206,191

(1) Computed by dividing noninterest expense by the sum of net interest income and noninterest income.
(2) Excludes loans held for sale.
CONTACT: Michael T. Flynn
         301.986.1800